Exhibit 99

Of the 21,428 shares of common stock shown in Column 2 of Table I:

1) Includes 5,442 shares held directly.

2) Includes performance-based restricted stock unit awards under the Issuer's 2021 Equity Incentive Plan that provides for vesting rates based on certain performance-based criteria:
a. 1,260* shares granted on 10/21/2021, with a three-year performance period (9/1/2021-8/31/2024);
b. 2,625* shares granted on 10/20/2022, with a three-year performance period (9/1/2022-8/31/2025); and
c. 5,705* shares granted on 10/19/2023, with a three-year performance period (9/1/2023-8/31/2026).

3) Includes time-based restricted stock unit awards under the Issuer's 2021 Equity Incentive Plan:
a. 672 outstanding shares granted on 10/21/2021, which will vest on the third anniversary of the grant date;
b. 2,464 outstanding shares granted on 10/20/2022, of which 1,056 units will vest on the second anniversary and 1,408 units will vest on the third anniversary of the grant date; and
c. 3,260 shares granted on 10/19/2023, of which 978 units will vest on the first anniversary, 978 units will vest on the second anniversary and 1,304 units will vest on the third anniversary of the grant date.

*Each restricted stock unit represents the right to receive one share of Issuer's Common Stock at vesting. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.